Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces First Quarter 2021 Financial Results and Increases Quarterly Cash Dividend to $0.33 per Share

First Quarter 2021 Summary

•Net income of $68.7 million, or $0.72 per diluted share
•Return on average assets of 1.37%, return on average equity of 9.99%, and return on average tangible common equity of 16.21%
•Increases common equity quarterly dividend by $0.03 to $0.33 per share
•Net interest margin of 3.55% and core net interest margin of 3.30%
•Cost of deposits of 0.11% in the first quarter compared with 0.14% in the prior quarter
•Non-maturity deposits of $15.4 billion, or 91.8% of total deposits
•Noninterest-bearing deposits represent 37.7% of total deposits
•Nonperforming assets represent 0.19% of total assets

    Irvine, Calif., April 27, 2021 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported net income of $68.7 million, or $0.72 per diluted share, for the first quarter of 2021, compared with net income of $67.1 million, or $0.71 per diluted share, for the fourth quarter of 2020, and net income of $25.7 million, or $0.43 per diluted share, for the first quarter of 2020.
    For the quarter ended March 31, 2021, the Company’s return on average assets (“ROAA”) was 1.37%, return on average equity (“ROAE”) was 9.99%, and return on average tangible common equity (“ROATCE”) was 16.21%, compared to 1.34%, 9.91%, and 16.32%, respectively, for the fourth quarter of 2020 and 0.89%, 5.05%, and 9.96%, respectively, for the first quarter of 2020. Total assets were $20.17 billion at March 31, 2021, compared to $19.74 billion at December 31, 2020, and $11.98 billion at March 31, 2020. A reconciliation of the non-U.S. generally accepted accounting principles (“GAAP”) measure of ROATCE to the GAAP measure of common stockholders' equity is set forth at the end of this press release.

Steven R. Gardner, Chairman, President, and Chief Executive Officer of the Company, commented, “Our first quarter results reflect the strength and discipline of the organization we have built, as our ability to offset a challenging environment by reducing our deposit costs, tightly controlling operating expenses, and maintaining exceptional asset quality helped us to continue generating a high level of profitability.

“We were able to largely offset another quarter of significant payoffs and a decline in credit line utilization rates with a record level of new loan production. Despite the first quarter typically being a seasonally low period for the origination of new loans, we generated more than $1.15 billion in new loan commitments, an increase of 27% compared to the prior quarter. Our teams are working very well together and they continue to generate larger and more sophisticated banking relationships. We are seeing stronger loan production across all of our primary lines of business, as well as an overall increase in the average rate on new loan commitments.

“Our loan pipeline continues to build, which should put us in a good position to generate loan growth as we move through the year, favorably remix the balance sheet towards higher yielding earning assets, and drive growth in net interest income.

“Given our consistent financial performance and our increasing confidence in the outlook for earnings growth as the economy strengthens, we have increased our common stock dividend to $0.33 per share, from $0.30 per share in the prior quarter. With our strong capital ratios, we are able to increase the capital returned to our shareholders through the dividend payout, while also being well positioned to support continued organic growth and execute on strategic transactions that we believe would further enhance the value of our franchise,” said Mr. Gardner.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Financial Highlights (Unaudited)	(Dollars in thousands, except per share data)
Net income	$68,668	$67,136	$25,740
Diluted earnings per share	0.72	0.71	0.43
Common equity dividend per share paid	0.30	0.28	0.25
Return on average assets	1.37%	1.34%	0.89%
Return on average equity	9.99	9.91	5.05
Return on average tangible common equity (1)	16.21	16.32	9.96
Pre-provision net revenue on average assets (1)	1.86	1.92	2.03
Net interest margin	3.55	3.61	4.24
Core net interest margin (1)	3.30	3.32	4.08
Cost of deposits	0.11	0.14	0.48
Efficiency ratio (1)	48.6	48.5	52.6
Noninterest expense (excluding merger-related expense) as a percent of average assets (1)	1.85	1.89	2.24
Total assets	$20,173,298	$19,736,544	$11,976,209
Total deposits	16,740,007	16,214,177	9,093,072
Loans to deposit ratio	78%	82%	96%
Non-maturity deposits as a percent of total deposits	92%	90%	88%
Book value per share	$28.56	$29.07	$33.40
Tangible book value per share (1)	18.19	18.65	18.60
Total risk-based capital ratio	16.26%	16.31%	14.23%
______________________________
(1) A reconciliation of the non-GAAP measures of return on average tangible common equity, pre-provision net revenue on average assets, core net interest margin, efficiency ratio, noninterest expense (excluding merger-related expense) as a percent of average assets, and tangible book value per share to the GAAP measures of net income, common stockholders' equity, and book value are set forth at the end of this press release.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $161.7 million in the first quarter of 2021, a decrease of $6.5 million, or 3.9%, from the fourth quarter of 2020. The decrease in net interest income reflected 2 less days of interest, lower average loan balances and yields, and lower accretion income, partially offset by a lower cost of funds driven by lower rates paid on deposits and lower average balances of retail and brokered certificates of deposit.

The net interest margin for the first quarter of 2021 was 3.55%, compared with 3.61% in the prior quarter. Our core net interest margin, which excludes the impact of loan accretion income of $9.9 million, compared to $11.0 million in the prior quarter, certificates of deposit mark-to-market amortization, and other adjustments, decreased 2 basis points to 3.30%, compared to 3.32% in the prior quarter. The decrease was driven by lower average loan yields and the shift in our interest-earning assets mix, partially offset by a lower cost of deposits.

Net interest income for the first quarter of 2021 increased $52.5 million, or 48.1%, compared to the first quarter of 2020. The increase was attributable to an increase in average interest-earning assets of $8.13 billion, which primarily resulted from the acquisition of Opus Bank (“Opus”) in the second quarter of 2020, as well as a higher average investment securities balance and a lower cost of funds, partially offset by lower average loan and investment yields and a higher average balance of deposits.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)
	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets
Cash and cash equivalents	$1,309,366	$301	0.09%	$1,239,035	$286	0.09%	$215,746	$216	0.40%
Investment securities	4,087,451	17,468	1.71	3,964,592	17,039	1.72	1,502,572	10,308	2.74
Loans receivable, net (1) (2)	13,093,609	155,225	4.81	13,315,810	163,499	4.88	8,645,252	113,265	5.27
Total interest-earning assets	$18,490,426	$172,994	3.79	$18,519,437	$180,824	3.88	$10,363,570	$123,789	4.80

Liabilities
Interest-bearing deposits	$10,420,199	$4,426	0.17	$10,384,229	$5,685	0.22	$4,956,839	$10,487	0.85
Borrowings	523,565	6,916	5.36	539,021	6,941	5.12	552,741	4,127	3.00
Total interest-bearing liabilities	$10,943,764	$11,342	0.42	$10,923,250	$12,626	0.46	$5,509,580	$14,614	1.07
Noninterest-bearing deposits	$6,034,319			$6,125,171			$3,898,399
Net interest income		$161,652			$168,198			$109,175
Net interest margin (3)			3.55			3.61			4.24
Cost of deposits			0.11			0.14			0.48
Cost of funds (4)			0.27			0.29			0.62
Ratio of interest-earning assets to interest-bearing liabilities			168.96			169.54			188.10
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $9.9 million, $11.0 million, and $4.1 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

Provision for Credit Losses

    Provision for credit losses for the first quarter of 2021 was $2.0 million, an increase of $457,000 from the fourth quarter of 2020, and a decrease of $23.5 million from the first quarter of 2020. The increase from the fourth quarter of 2020 was primarily due to a provision for unfunded commitments of $1.7 million as a result of an increase in outstanding unfunded commitments in the commercial and industrial loan segment. The provision for loan losses for the first quarter of 2021 reflected improved economic conditions, lower loans held for investment, and lower net charge-offs compared to the prior quarter. The provision in the first quarter of 2020 reflected unfavorable changes in economic forecasts related to the onset of the COVID-19 pandemic.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Provision for Credit Losses	(Dollars in thousands)
Provision for loan losses	$315	$(8,079)	$25,382
Provision for unfunded commitments	1,659	9,596	72
Total provision for credit losses	$1,974	$1,517	$25,454

Noninterest Income

Noninterest income for the first quarter of 2021 was $23.7 million, an increase of $546,000 from the fourth quarter of 2020. The increase was primarily due to $2.3 million of Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) referral fees, partially offset by a $1.0 million decrease in net gain from sales of investment securities.

During the first quarter of 2021, the Bank sold $1.3 million of SBA loans for a net gain of $69,000 and fully charged-off loans for a net gain of $292,000, compared to the sale of $2.1 million of SBA loans and $59.2 million of other loans for net gains of $154,000 and $174,000, respectively, during the fourth quarter of 2020.

During the first quarter of 2021, the Bank sold $175.3 million of investment securities for a net gain of $4.0 million, compared to the sale of $202.6 million of investment securities for a net gain of $5.0 million in the fourth quarter of 2020.

Noninterest income for the first quarter of 2021 increased $9.3 million, or 64.0%, compared to the first quarter of 2020. The increase was primarily due to the addition of $7.2 million of trust custodial account fees and $1.5 million of escrow and exchange fees following the Opus acquisition, a $2.8 million increase in other income primarily due to $2.3 million of SBA PPP referral fees, a $791,000 increase in equity investment income, and an $897,000 increase in earnings on bank-owned life insurance (“BOLI”), partially offset by a $3.7 million decrease in net gain from sales of investment securities and a $410,000 decrease in net gain from the sales of loans.

The net gain from sales of loans for the first quarter of 2021 decreased from the same period last year primarily due to the sale of $1.3 million of SBA loans for a net gain of $69,000 and the sale of fully charged-off loans for a net gain of $292,000, compared with the sale of $15.9 million of SBA loans for a net gain of $1.2 million and $23.0 million of other loans for a net loss of $404,000 during the first quarter of 2020.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Noninterest Income	(Dollars in thousands)
Loan servicing income	$458	$633	$480
Service charges on deposit accounts	2,032	2,005	1,715
Other service fee income	473	459	311
Debit card interchange fee income	787	777	348
Earnings on BOLI	2,233	2,240	1,336
Net gain from sales of loans	361	328	771
Net gain from sales of investment securities	4,046	5,002	7,760
Trust custodial account fees	7,222	7,296	—
Escrow and exchange fees	1,526	1,257	—
Other income	4,602	3,197	1,754
Total noninterest income	$23,740	$23,194	$14,475

 Noninterest Expense

Noninterest expense totaled $92.5 million for the first quarter of 2021, a decrease of $7.5 million compared to the fourth quarter of 2020, primarily due to the decrease of $5.1 million in merger-related expense associated with the Opus acquisition. Excluding merger-related expense, noninterest expense decreased $2.4 million compared to the fourth quarter of 2020, driven primarily by a $1.3 million decrease in premises and occupancy expense, a $1.2 million decrease in deposit expense, as well as other decreases, partially offset by a $663,000 increase in other expense primarily related to higher charitable contributions.

Noninterest expense increased by $25.9 million compared to the first quarter of 2020. Excluding merger-related expense, noninterest expense increased $27.6 million compared to the first quarter of 2020. The increase was primarily due to an $18.2 million increase in compensation and benefits, a $3.8 million increase in premises and occupancy expense, a $2.6 million increase in data processing expense, a $1.2 million increase in other expense, an $814,000 increase in FDIC insurance premiums, an $809,000 increase in legal and professional services, and a $726,000 increase in office expense, all predominately as a result of the additional operations, personnel, branches, and divisions retained with the acquisition of Opus. These increases were partially offset by a $1.1 million decrease in deposit expense.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Noninterest Expense	(Dollars in thousands)
Compensation and benefits	$52,548	$52,044	$34,376
Premises and occupancy	11,980	13,268	8,168
Data processing	5,828	5,990	3,253
Other real estate owned operations, net	—	(5)	14
FDIC insurance premiums	1,181	1,213	367
Legal and professional services	3,935	4,305	3,126
Marketing expense	1,598	1,442	1,412
Office expense	1,829	2,191	1,103
Loan expense	1,115	1,084	822
Deposit expense	3,859	5,026	4,988
Merger-related expense	5	5,071	1,724
Amortization of intangible assets	4,143	4,505	3,965
Other expense	4,468	3,805	3,313
Total noninterest expense	$92,489	$99,939	$66,631
Income Tax

For the first quarter of 2021, our effective tax rate was 24.5%, compared with 25.4% for the fourth quarter of 2020 and 18.5% for the first quarter of 2020. The decrease in effective tax rate compared with the prior quarter was primarily due to the excess tax benefit from stock-based compensation recognized in the first quarter. The lower effective tax rate from the first quarter of 2020 was due to tax benefits of $2.6 million associated with net operating loss carryback related to our acquisition of Grandpoint Capital, Inc. in 2018 as a result of Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) that was signed into law on March 27, 2020 in response to the COVID-19 pandemic.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $13.12 billion at March 31, 2021, a decrease of $119.0 million from December 31, 2020, and an increase of $4.36 billion from March 31, 2020. The decrease from December 31, 2020 was driven by loan maturities and prepayments as well as lower line utilization rates, partially offset by higher funded loans in the first quarter of 2021.

During the first quarter of 2021, the Bank generated $1.15 billion of loan commitments and funded $746.3 million of new loans, compared with $911.3 million in loan commitments and $712.5 million in funded loans for the fourth quarter of 2020, and $443.7 million in loan commitments and $353.9 million in funded loans for the first quarter of 2020. Business line utilization rates decreased to 29.7% at the end of the first quarter of 2021, compared with 36.1% at the end of the fourth quarter of 2020 and 50.6% at the end of first quarter of 2020.

The increase in loans held for investment from March 31, 2020 was primarily due to the acquisition of Opus, which added $5.94 billion in gross loans, or $5.81 billion of loans held for investment after purchase accounting adjustments at the time of acquisition.

At March 31, 2021, the ratio of loans held for investment to total deposits was 78.4%, compared with 81.6% and 96.3% at December 31, 2020 and March 31, 2020, respectively.

The following table presents the composition of the loan portfolio as of the dates indicated:

	March 31,	December 31,	March 31,
	2021	2020	2020
	(Dollars in thousands)
Investor loans secured by real estate
Commercial real estate (“CRE”) non-owner-occupied	$2,729,785	$2,675,085	$2,040,198
Multifamily	5,309,592	5,171,356	1,625,682
Construction and land	316,458	321,993	377,525
SBA secured by real estate (1)	56,381	57,331	61,665
Total investor loans secured by real estate	8,412,216	8,225,765	4,105,070
Business loans secured by real estate (2)
CRE owner-occupied	2,029,984	2,114,050	1,887,632
Franchise real estate secured	340,805	347,932	371,428
SBA secured by real estate (3)	73,967	79,595	83,640
Total business loans secured by real estate	2,444,756	2,541,577	2,342,700
Commercial loans (4)
Commercial and industrial	1,656,098	1,768,834	1,458,969
Franchise non-real estate secured	399,041	444,797	547,793
SBA non-real estate secured	14,908	15,957	16,265
Total commercial loans	2,070,047	2,229,588	2,023,027
Retail loans
Single family residential (5)	184,049	232,574	237,180
Consumer	6,324	6,929	46,892
Total retail loans	190,373	239,503	284,072
Gross loans held for investment (6)	13,117,392	13,236,433	8,754,869
Allowance for credit losses for loans held for investment	(266,999)	(268,018)	(115,422)
Loans held for investment, net	$12,850,393	$12,968,415	$8,639,447

Loans held for sale, at lower of cost or fair value	$7,311	$601	$111
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $103.9 million, $113.8 million, and $35.9 million as of March 31, 2021, December 31, 2020, and March 31, 2020, respectively.

The total end-of-period weighted average interest rate on loans, excluding fees and discounts, at March 31, 2021 was 4.21%, compared to 4.27% at December 31, 2020 and 4.76% at March 31, 2020. The quarter-over-quarter and year-over-year decreases reflect the impact of lower rates on new originations as well as the repricing of loans as a result of the Federal Reserve Board's federal funds rate decrease in March 2020.

The following table presents the composition of loan commitments originated during the quarters indicated:

	March 31,	December 31,	March 31,
	2021	2020	2020
	(Dollars in thousands)
Investor loans secured by real estate
CRE non-owner-occupied	$128,408	$80,298	$111,980
Multifamily	407,156	398,651	39,831
Construction and land	94,124	60,336	26,525
SBA secured by real estate (1)	—	—	2,131
Total investor loans secured by real estate	629,688	539,285	180,467
Business loans secured by real estate (2)
CRE owner-occupied	110,353	96,779	115,774
Franchise real estate secured	24,429	27,162	21,577
SBA secured by real estate (3)	4,101	1,999	7,119
Total business loans secured by real estate	138,883	125,940	144,470
Commercial loans (4)
Commercial and industrial	352,530	228,076	97,381
Franchise non-real estate secured	17,647	8,005	12,414
SBA non-real estate secured	686	283	1,263
Total commercial loans	370,863	236,364	111,058
Retail loans
Single family residential (5)	13,353	8,888	6,052
Consumer	558	786	1,635
Total retail loans	13,911	9,674	7,687
Total loan commitments	$1,153,345	$911,263	$443,682
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on new loan commitments was 3.63% in the first quarter of 2021, compared with 3.55% in the fourth quarter of 2020 and 4.59% in the first quarter of 2020.

Asset Quality and Allowance for Credit Losses

At March 31, 2021, our allowance for credit losses (“ACL”) on loans held for investment was $267.0 million, a slight decrease of $1.0 million from December 31, 2020 and an increase of $151.6 million from March 31, 2020, and continues to reflect the impact of the COVID-19 pandemic and resulting uncertainty in the macroeconomic environment. The slight decrease from December 31, 2020 was driven principally by lower loans held for investment and loan mix. The increase from March 31, 2020 was primarily due to the acquisition of Opus during the second quarter of 2020, which added a Day 1 provision for loan losses of $75.9 million for non-purchased credit deteriorated (“PCD”) loans and $21.2 million for PCD loans, as well as the unfavorable changes in economic forecasts employed in the Company's CECL model related to the COVID-19 pandemic during 2020.

During the first quarter of 2021, the Company incurred $1.3 million of net charge-offs, compared to $6.4 million and $1.3 million during the fourth quarter of 2020 and the first quarter of 2020, respectively.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended March 31, 2021
	Beginning ACL Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
	(Dollars in thousands)
Investor loans secured by real estate
CRE non-owner occupied	$49,176	$(154)	$—	$(3,477)	$45,545
Multifamily	62,534	—	—	17,281	79,815
Construction and land	12,435	—	—	828	13,263
SBA secured by real estate (1)	5,159	(265)	—	247	5,141
Business loans secured by real estate (2)
CRE owner-occupied	50,517	—	15	(8,938)	41,594
Franchise real estate secured	11,451	—	—	(575)	10,876
SBA secured by real estate (3)	6,567	(98)	—	(18)	6,451
Commercial loans (4)
Commercial and industrial	46,964	(1,279)	601	(2,913)	43,373
Franchise non-real estate secured	20,525	(156)	—	(1,466)	18,903
SBA non-real estate secured	995	—	2	(107)	890
Retail loans
Single family residential (5)	1,204	—	—	(382)	822
Consumer loans	491	—	—	(165)	326
Totals	$268,018	$(1,952)	$618	$315	$266,999
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of allowance for credit losses to loans held for investment at March 31, 2021 was 2.04%, compared to 2.02% at December 31, 2020 and 1.32% at March 31, 2020. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value net discount on loans acquired through total bank acquisitions was $103.9 million, or 0.79% of total loans held for investment, as of March 31, 2021, compared to $113.8 million, or 0.85% of total loans held for investment, as of December 31, 2020, and $35.9 million, or 0.41% of total loans held for investment, as of March 31, 2020.

Nonperforming assets totaled $38.9 million, or 0.19% of total assets, at March 31, 2021, compared with $29.2 million, or 0.15% of total assets, at December 31, 2020 and $21.1 million, or 0.18% of total assets, at March 31, 2020. During the first quarter of 2021, nonperforming loans increased $9.7 million to $38.9 million from December 31, 2020. Total loan delinquencies were $22.6 million, or 0.17% of loans held for investment, at March 31, 2021, compared to $13.3 million, or 0.10% of loans held for investment, at December 31, 2020, and $28.9 million, or 0.33% of loans held for investment, at March 31, 2020.

Classified loans totaled $134.7 million, or 1.03% of loans held for investment, at March 31, 2021, compared with $128.3 million, or 0.97% of loans held for investment, at December 31, 2020, and $54.1 million, or 0.62% of loans held for investment, at March 31, 2020. The year-over-year increase was driven, in part, by the migration to the substandard risk grade of approximately $54.4 million of loans subject to temporary loan modifications during 2020, the addition of classified loans from the Opus acquisition in the second quarter of 2020, as well as the net changes in risk ratings during fiscal 2020.

Interest is not typically accrued on loans 90 days or more past due or when, in the opinion of management, there is reasonable doubt as to the timely collection of principal or interest. There were no loans 90 days or more past due and still accruing interest at March 31, 2021. There were no troubled debt restructured loans at March 31, 2021 or December 31, 2020. Troubled debt restructured loans totaled $2.3 million at March 31, 2020.

At March 31, 2021, there were no loans remaining within their modification period due to COVID-19 hardship under the CARES Act. Additionally, as of March 31, 2021, there were no loans in-process for potential modification. At December 31, 2020, 52 loans totaling $79.5 million, or 0.60% of loans held for investment, remained within their COVID-19 hardship modification period, of which $20.2 million of loans had migrated to the substandard risk grade. No loans were in-process for potential modification as of December 31, 2020.

	March 31,	December 31,	March 31,
	2021	2020	2020
Asset Quality	(Dollars in thousands)
Nonperforming loans	$38,909	$29,209	$20,610
Other real estate owned	—	—	441
Other assets owned	—	—	—
Nonperforming assets	$38,909	$29,209	$21,051

Total classified assets (1)	$134,667	$128,332	$54,586
Allowance for credit losses	266,999	268,018	115,422
Allowance for credit losses as a percent of total nonperforming loans	686%	918%	560%
Nonperforming loans as a percent of loans held for investment	0.30	0.22	0.24
Nonperforming assets as a percent of total assets	0.19	0.15	0.18
Classified loans to total loans held for investment	1.03	0.97	0.62
Classified assets to total assets	0.67	0.65	0.46
Net loan charge-offs for the quarter ended	$1,334	$6,406	$1,344
Net loan charge-offs for the quarter to average total loans	0.01%	0.05%	0.02%
Allowance for credit losses to loans held for investment (2)	2.04	2.02	1.32
Loans modified under the CARES Act	$—	$79,465	$—
Loans modified under the CARES Act as a percent of loans held for investment	—%	0.60%	—%
Delinquent Loans
30 - 59 days	$13,116	$1,269	$8,285
60 - 89 days	61	57	1,502
90+ days	9,410	11,996	19,084
Total delinquency	$22,587	$13,322	$28,871
Delinquency as a percentage of loans held for investment	0.17%	0.10%	0.33%
______________________________
(1) Includes substandard loans and other real estate owned.
(2) At March 31, 2021, 51% of loans held for investment include a fair value net discount of $103.9 million, or 0.79% of loans held for investment. At December 31, 2020, 55% of loans held for investment include a fair value net discount of $113.8 million, or 0.85% of loans held for investment. At March 31, 2020, 34% of loans held for investment include a fair value net discount of $35.9 million, or 0.41% of loans held for investment.

Investment Securities

Investment securities totaled $3.88 billion at March 31, 2021, a decrease of $75.6 million, or 1.9%, from December 31, 2020, and an increase of $2.51 billion, or 182.7%, from March 31, 2020. The decrease in the first quarter of 2021 compared to the prior quarter was primarily the result of $175.3 million in sales, $170.4 million in principal payments, amortization, and redemptions, and a $105.7 million decrease in mark-to-market fair value adjustment, partially offset by $375.8 million in purchases. The increase in investment securities from March 31, 2020 was primarily the result of $2.99 billion in purchases and $829.9 million of investment securities acquired from Opus, partially offset by $780.4 million in sales, $445.5 million in principal payments, amortization and redemptions, and an $83.5 million decrease in mark-to-market fair value adjustment. The Company’s assessment of held-to-maturity and available-for-sale investment securities indicated that no ACL was required as of March 31, 2021.

Deposits

At March 31, 2021, deposits totaled $16.74 billion, an increase of $525.8 million from December 31, 2020 and an increase of $7.65 billion from March 31, 2020. At March 31, 2021, non-maturity deposits totaled $15.37 billion, or 91.8% of total deposits, an increase of $781.9 million, or 5.4%, from December 31, 2020 and an increase of $7.35 billion, or 91.6%, from March 31, 2020. During the first quarter of 2021, deposit increases included $291.6 million in noninterest-bearing deposits, $248.4 million in money market and savings deposits, and $241.8 million in interest-bearing checking deposits, partially offset by decreases of $118.1 million in retail certificates of deposits and $137.9 million in brokered certificates of deposit as compared to the fourth quarter of 2020. The increase in deposits from March 31, 2020 was primarily due to the acquisition of Opus.
The weighted average cost of deposits for the first quarter of 2021 was 0.11%, compared to 0.14% for the fourth quarter of 2020, and 0.48% for the first quarter of 2020, including the favorable impact of the acquired certificates of deposit mark-to-market amortization. The decrease in the weighted average cost of deposits in the first quarter of 2021 compared to the prior quarters was principally driven by lower pricing across all deposit product categories.

The end of period weighted average rate of deposits at March 31, 2021 was 0.12%.

	March 31,	December 31,	March 31,
	2021	2020	2020
Deposit Accounts	(Dollars in thousands)
Noninterest-bearing checking	$6,302,703	$6,011,106	$3,943,260
Interest-bearing:
Checking	3,155,071	2,913,260	577,966
Money market/savings	5,911,417	5,662,969	3,499,305
Retail certificates of deposit	1,353,431	1,471,512	897,680
Wholesale/brokered certificates of deposit	17,385	155,330	174,861
Total interest-bearing	10,437,304	10,203,071	5,149,812
Total deposits	$16,740,007	$16,214,177	$9,093,072

Cost of deposits	0.11%	0.14%	0.48%
Noninterest-bearing deposits as a percentage of total deposits	37.7	37.1	43.4
Non-maturity deposits as a percent of total deposits	91.8	90.0	88.2
Core deposits as a percent of total deposits (1)	96.2	94.9	93.0
______________________________
(1) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

Borrowings

At March 31, 2021, total borrowings amounted to $511.6 million, a decrease of $20.9 million from December 31, 2020 and a decrease of $224.7 million from March 31, 2020. Total borrowings at March 31, 2021 included $10.0 million of Federal Home Loan Bank of San Francisco (“FHLB”) advances and $501.6 million of subordinated debt. At March 31, 2021, total borrowings represented 2.5% of total assets, compared to 2.7% and 6.1%, as of December 31, 2020 and March 31, 2020, respectively. The decrease in borrowings at March 31, 2021 as compared to December 31, 2020 was primarily due to lower FHLB advances. The decrease in borrowings at March 31, 2021 as compared to March 31, 2020 was primarily due to lower FHLB advances, partially offset by the issuance in June 2020 of $150 million in aggregate principal amount of the Company's 5.375% Fixed-to-Floating Rate Subordinated Notes due June 15, 2030, as well as the $135 million aggregate principal amount of subordinated notes assumed by the Bank in connection with the acquisition of Opus in the second quarter of 2020.

Capital Ratios

At March 31, 2021, our common stockholder's equity was $2.70 billion, or 13.40% of total assets, compared with $2.75 billion, or 13.92%, at December 31, 2020 and $2.00 billion, or 16.72%, at March 31, 2020, with a book value per share of $28.56, compared with $29.07 at December 31, 2020 and $33.40 at March 31, 2020. At March 31, 2021, our ratio of tangible common equity to total assets was 8.97%, compared with 9.40% at December 31, 2020 and 10.06% at March 31, 2020, with a tangible book value per share of $18.19, compared with $18.65 at December 31, 2020 and $18.60 at March 31, 2020. Reconciliations of the non-GAAP measures of tangible common equity ratio and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share, respectively, are set forth at the end of this press release.

The Company implemented the CECL model on January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. At March 31, 2021, the Company exceeded all regulatory minimum capital adequacy requirements, inclusive of the fully phased in capital conservation buffer, with a tier 1 leverage ratio of 9.66%, common equity tier 1 capital ratio of 12.05%, tier 1 capital ratio of 12.05%, and total capital ratio of 16.26%.

At March 31, 2021, the Bank had a tier 1 leverage ratio of 11.13%, common equity tier 1 capital ratio of 13.90%, tier 1 capital ratio of 13.90%, and total capital ratio of 15.92%. These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage ratio, 6.50% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio, and 10.00% for total capital ratio and exceeded the minimum capital ratio levels inclusive of the fully phased-in capital conservation buffer of 7.00%, 8.50%, and 10.50%, respectively.

	March 31,	December 31,	March 31,
Capital Ratios	2021	2020	2020
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	9.66%	9.47%	10.68%
Common equity tier 1 risk-based capital ratio	12.05	12.04	11.59
Tier 1 risk-based capital ratio	12.05	12.04	11.66
Total risk-based capital ratio	16.26	16.31	14.23
Tangible common equity ratio	8.97	9.40	10.06

Pacific Premier Bank
Tier 1 leverage ratio	11.13%	10.89%	12.54%
Common equity tier 1 risk-based capital ratio	13.90	13.84	13.70
Tier 1 risk-based capital ratio	13.90	13.84	13.70
Total risk-based capital ratio	15.92	15.89	14.28

Share Data
Book value per share	$28.56	$29.07	$33.40
Tangible book value per share (1)	18.19	18.65	18.60
Common equity dividend per share paid	0.30	0.28	0.25
Closing stock price (2)	43.44	31.33	18.84
Shares issued and outstanding	94,644,415	94,483,136	59,975,281
Market capitalization (2)(3)	$4,111,353	$2,960,157	$1,129,934
______________________________
(1) A reconciliation of the GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share is set forth at the end of this press release.
(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On April 23, 2021, the Company's Board of Directors declared a $0.33 per share dividend, payable on May 14, 2021 to stockholders of record as of May 7, 2021. This represents a $0.03 per share, or 10% increase, compared to the prior quarter’s quarterly dividend rate. On January 11, 2021, the Company’s Board of Directors approved a new stock repurchase program, which authorized the repurchase up to 4,725,000 shares of its common stock. During the first quarter of 2021, the Company repurchased 199,674 shares of common stock at an average price of $34.51 per share with a total market value of $6.9 million under its stock repurchase program.

Subsequent Events

On April 15, 2021, the Company redeemed all three subordinated notes totaling $25.0 million that the Company assumed as part of the acquisition of Plaza Bancorp, Inc. in 2017. Prior to redemption, the subordinated notes carried a fixed interest rate of 7.125% and were scheduled to mature on June 26, 2025. The subordinated notes securities were called at 103% of the principal amount of the notes, plus accrued and unpaid interest, for an aggregate amount of $25.8 million. The Company recorded a loss on early debt extinguishment of $647,000 after considering $103,000 fair value mark related to purchase accounting adjustments.

Conference Call and Webcast

    The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on April 27, 2021 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through May 4, 2021 at (877) 344-7529, conference ID 10153857.

About Pacific Premier Bancorp, Inc.

    Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with approximately $20 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has approximately $17 billion of assets under custody and approximately 43,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners' Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING STATEMENTS

    The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, and the impact of acquisitions we have made or may make.

    Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and given its ongoing and dynamic nature, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility, which could result in impairment to our goodwill in future periods. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, could affect us in substantial and unpredictable ways, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance. Other risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the expected discontinuation of LIBOR and uncertainty regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments of securities held by us; possible impairment charges to goodwill; the impact of governmental efforts to restructure the U.S. financial regulatory system; changes in consumer spending, borrowing and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on our common stock; the possibility that we may discontinue our newly approved stock repurchase program or reduce or otherwise limit the level of repurchases of our common stock we may make from time to time pursuant to such program; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; public health crisis and pandemics, including the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national or global level; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2020 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

    The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President, and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

Brett Villaume
Senior Vice President and Director of Investor Relations
(949) 553-9042

(PPBI-ER)

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)
(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
ASSETS
Cash and cash equivalents	$1,554,668	$880,766	$1,103,077	$1,341,730	$534,032
Interest-bearing time deposits with financial institutions	2,708	2,845	2,845	2,845	2,708
Investments held-to-maturity, at amortized cost	21,931	23,732	27,980	32,557	34,553
Investment securities available-for-sale, at fair value	3,857,337	3,931,115	3,600,731	2,336,066	1,337,761
FHLB, FRB, and other stock, at cost	117,843	117,055	116,819	94,658	92,858
Loans held for sale, at lower of amortized cost or fair value	7,311	601	1,032	1,007	111
Loans held for investment	13,117,392	13,236,433	13,450,840	15,082,884	8,754,869
Allowance for credit losses	(266,999)	(268,018)	(282,503)	(282,271)	(115,422)
Loans held for investment, net	12,850,393	12,968,415	13,168,337	14,800,613	8,639,447
Accrued interest receivable	65,098	74,574	73,112	78,408	38,294
Other real estate owned	—	—	334	386	441
Premises and equipment	76,329	78,884	80,326	76,542	61,615
Deferred income taxes, net	104,450	89,056	108,050	105,859	15,249
Bank owned life insurance	292,932	292,564	290,875	305,901	113,461
Intangible assets	81,364	85,507	90,012	94,550	79,349
Goodwill	900,204	898,569	898,434	901,166	808,322
Other assets	240,730	292,861	282,276	344,786	218,008
Total assets	$20,173,298	$19,736,544	$19,844,240	$20,517,074	$11,976,209
LIABILITIES:
Deposit accounts:
Noninterest-bearing checking	$6,302,703	$6,011,106	$5,895,744	$5,899,442	$3,943,260
Interest-bearing:
Checking	3,155,071	2,913,260	2,937,910	3,098,454	577,966
Money market/savings	5,911,417	5,662,969	5,778,688	6,060,031	3,499,305
Retail certificates of deposit	1,353,431	1,471,512	1,542,029	1,651,976	897,680
Wholesale/brokered certificates of deposit	17,385	155,330	176,436	266,790	174,861
Total interest-bearing	10,437,304	10,203,071	10,435,063	11,077,251	5,149,812
Total deposits	16,740,007	16,214,177	16,330,807	16,976,693	9,093,072
FHLB advances and other borrowings	10,000	31,000	41,000	41,006	521,017
Subordinated debentures	501,611	501,511	501,443	501,375	215,269
Accrued expenses and other liabilities	218,582	243,207	282,905	343,353	143,934
Total liabilities	17,470,200	16,989,895	17,156,155	17,862,427	9,973,292
STOCKHOLDERS’ EQUITY:
Common stock	931	931	930	930	586
Additional paid-in capital	2,348,445	2,354,871	2,351,532	2,348,415	1,596,680
Retained earnings	368,911	330,555	289,960	247,078	361,242
Accumulated other comprehensive (loss) income	(15,189)	60,292	45,663	58,224	44,409
Total stockholders' equity	2,703,098	2,746,649	2,688,085	2,654,647	2,002,917
Total liabilities and stockholders' equity	$20,173,298	$19,736,544	$19,844,240	$20,517,074	$11,976,209

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
INTEREST INCOME
Loans	$155,225	$163,499	$113,265
Investment securities and other interest-earning assets	17,769	17,325	10,524
Total interest income	172,994	180,824	123,789
INTEREST EXPENSE
Deposits	4,426	5,685	10,487
FHLB advances and other borrowings	65	121	1,081
Subordinated debentures	6,851	6,820	3,046
Total interest expense	11,342	12,626	14,614
Net interest income before provision for credit losses	161,652	168,198	109,175
Provision for credit losses	1,974	1,517	25,454
Net interest income after provision for credit losses	159,678	166,681	83,721
NONINTEREST INCOME
Loan servicing income	458	633	480
Service charges on deposit accounts	2,032	2,005	1,715
Other service fee income	473	459	311
Debit card interchange fee income	787	777	348
Earnings on BOLI	2,233	2,240	1,336
Net gain from sales of loans	361	328	771
Net gain from sales of investment securities	4,046	5,002	7,760
Trust custodial account fees	7,222	7,296	—
Escrow and exchange fees	1,526	1,257	—
Other income	4,602	3,197	1,754
Total noninterest income	23,740	23,194	14,475
NONINTEREST EXPENSE
Compensation and benefits	52,548	52,044	34,376
Premises and occupancy	11,980	13,268	8,168
Data processing	5,828	5,990	3,253
Other real estate owned operations, net	—	(5)	14
FDIC insurance premiums	1,181	1,213	367
Legal and professional services	3,935	4,305	3,126
Marketing expense	1,598	1,442	1,412
Office expense	1,829	2,191	1,103
Loan expense	1,115	1,084	822
Deposit expense	3,859	5,026	4,988
Merger-related expense	5	5,071	1,724
Amortization of intangible assets	4,143	4,505	3,965
Other expense	4,468	3,805	3,313
Total noninterest expense	92,489	99,939	66,631
Net income before income taxes	90,929	89,936	31,565
Income tax expense	22,261	22,800	5,825
Net income	$68,668	$67,136	$25,740
EARNINGS PER SHARE
Basic	$0.73	$0.71	$0.43
Diluted	$0.72	$0.71	$0.43
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	93,529,147	93,568,994	59,007,191
Diluted	94,093,644	93,969,188	59,189,717

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets
Interest-earning assets:
Cash and cash equivalents	$1,309,366	$301	0.09%	$1,239,035	$286	0.09%	$215,746	$216	0.40%
Investment securities	4,087,451	17,468	1.71	3,964,592	17,039	1.72	1,502,572	10,308	2.74
Loans receivable, net (1)(2)	13,093,609	155,225	4.81	13,315,810	163,499	4.88	8,645,252	113,265	5.27
Total interest-earning assets	18,490,426	172,994	3.79	18,519,437	180,824	3.88	10,363,570	123,789	4.80
Noninterest-earning assets	1,503,834			1,540,456			1,227,766
Total assets	$19,994,260			$20,059,893			$11,591,336
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$3,060,055	$419	0.06%	$2,971,983	$652	0.09%	$576,203	$609	0.43%
Money market	5,447,909	2,588	0.19	5,368,054	3,296	0.24	3,161,867	6,071	0.77
Savings	368,288	82	0.09	360,148	86	0.09	238,848	97	0.16
Retail certificates of deposit	1,425,093	1,201	0.34	1,507,959	1,413	0.37	936,489	3,464	1.49
Wholesale/brokered certificates of deposit	118,854	136	0.46	176,085	238	0.54	43,432	246	2.28
Total interest-bearing deposits	10,420,199	4,426	0.17	10,384,229	5,685	0.22	4,956,839	10,487	0.85
FHLB advances and other borrowings	22,012	65	1.20	37,560	121	1.28	337,551	1,081	1.29
Subordinated debentures	501,553	6,851	5.46	501,461	6,820	5.44	215,190	3,046	5.66
Total borrowings	523,565	6,916	5.36	539,021	6,941	5.12	552,741	4,127	3.00
Total interest-bearing liabilities	10,943,764	11,342	0.42	10,923,250	12,626	0.46	5,509,580	14,614	1.07
Noninterest-bearing deposits	6,034,319			6,125,171			3,898,399
Other liabilities	266,536			300,963			146,231
Total liabilities	17,244,619			17,349,384			9,554,210
Stockholders' equity	2,749,641			2,710,509			2,037,126
Total liabilities and equity	$19,994,260			$20,059,893			$11,591,336
Net interest income		$161,652			$168,198			$109,175
Net interest margin (3)			3.55%			3.61%			4.24%
Cost of deposits			0.11			0.14			0.48
Cost of funds (4)			0.27			0.29			0.62
Ratio of interest-earning assets to interest-bearing liabilities			168.96			169.54			188.10
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $9.9 million, $11.0 million, and $4.1 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Investor loans secured by real estate
CRE non-owner-occupied	$2,729,785	$2,675,085	$2,707,930	$2,783,692	$2,040,198
Multifamily	5,309,592	5,171,356	5,142,069	5,225,557	1,625,682
Construction and land	316,458	321,993	337,872	357,426	377,525
SBA secured by real estate (1)	56,381	57,331	57,610	59,482	61,665
Total investor loans secured by real estate	8,412,216	8,225,765	8,245,481	8,426,157	4,105,070
Business loans secured by real estate (2)
CRE owner-occupied	2,029,984	2,114,050	2,119,788	2,170,154	1,887,632
Franchise real estate secured	340,805	347,932	359,329	364,647	371,428
SBA secured by real estate (3)	73,967	79,595	84,126	85,542	83,640
Total business loans secured by real estate	2,444,756	2,541,577	2,563,243	2,620,343	2,342,700
Commercial loans (4)
Commercial and industrial	1,656,098	1,768,834	1,820,995	2,051,313	1,458,969
Franchise non-real estate secured	399,041	444,797	515,980	523,755	547,793
SBA non-real estate secured	14,908	15,957	16,748	21,057	16,265
SBA PPP	—	—	—	1,128,780	—
Total commercial loans	2,070,047	2,229,588	2,353,723	3,724,905	2,023,027
Retail loans
Single family residential (5)	184,049	232,574	243,359	265,170	237,180
Consumer	6,324	6,929	45,034	46,309	46,892
Total retail loans	190,373	239,503	288,393	311,479	284,072
Gross loans held for investment (6)	13,117,392	13,236,433	13,450,840	15,082,884	8,754,869
Allowance for credit losses for loans held for investment (7)	(266,999)	(268,018)	(282,503)	(282,271)	(115,422)
Loans held for investment, net	$12,850,393	$12,968,415	$13,168,337	$14,800,613	$8,639,447

Loans held for sale, at lower of cost or fair value	$7,311	$601	$1,032	$1,007	$111
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $103.9 million, $113.8 million, $126.3 million, $144.5 million, and $35.9 million as of March 31, 2021, December 31, 2020, September 30,2020, June 30, 2020, and March 31, 2020, respectively.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Asset Quality
Nonperforming loans	$38,909	$29,209	$27,214	$33,825	$20,610
Other real estate owned	—	—	334	386	441
Other assets owned	—	—	—	—	—
Nonperforming assets	$38,909	$29,209	$27,548	$34,211	$21,051

Total classified assets (1)	$134,667	$128,332	$137,042	$90,334	$54,586
Allowance for credit losses	266,999	268,018	282,503	282,271	115,422
Allowance for credit losses as a percent of total nonperforming loans	686%	918%	1,038%	835%	560%
Nonperforming loans as a percent of loans held for investment	0.30	0.22	0.20	0.22	0.24
Nonperforming assets as a percent of total assets	0.19	0.15	0.14	0.17	0.18
Classified loans to total loans held for investment	1.03	0.97	1.02	0.60	0.62
Classified assets to total assets	0.67	0.65	0.69	0.44	0.46
Net loan charge-offs for the quarter ended	$1,334	$6,406	$4,470	$4,650	$1,344
Net loan charge-offs for the quarter to average total loans	0.01%	0.05%	0.03%	0.04%	0.02%
Allowance for credit losses to loans held for investment (2)	2.04	2.02	2.10	1.87	1.32
Allowance for credit losses to loans held for investment, excluding SBA PPP loans (2)	2.04	2.02	2.10	2.02	1.32
Loans modified under the CARES Act	$—	$79,465	$118,298	$2,244,974	$—
Loans modified under the CARES Act as a percent of loans held for investment	—%	0.60%	0.88%	14.88%	—%
Delinquent Loans
30 - 59 days	$13,116	$1,269	$7,084	$6,248	$8,285
60 - 89 days	61	57	1,086	4,133	1,502
90+ days	9,410	11,996	21,206	27,807	19,084
Total delinquency	$22,587	$13,322	$29,376	$38,188	$28,871
Delinquency as a percent of loans held for investment	0.17%	0.10%	0.22%	0.25%	0.33%
______________________________
(1) Includes substandard loans and other real estate owned.
(2) At March 31, 2021, 51% of loans held for investment include a fair value net discount of $103.9 million, or 0.79% of loans held for investment. At December 31, 2020, 55% of loans held for investment include a fair value net discount of $113.8 million, or 0.85% of loans held for investment. At March 31, 2020, 34% of loans held for investment include a fair value net discount of $35.9 million, or 0.41% of loans held for investment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)
(Dollars in thousands)
(Unaudited)

	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
March 31, 2021
Investor loans secured by real estate
CRE non-owner-occupied	$12,284	$—	$—	$—	$12,284	$12,284
SBA secured by real estate (2)	440	—	—	—	440	440
Total investor loans secured by real estate	12,724	—	—	—	12,724	12,724
Business loans secured by real estate (3)
CRE owner-occupied	6,060	—	—	—	6,060	6,060
SBA secured by real estate (4)	727	—	—	—	727	727
Total business loans secured by real estate	6,787	—	—	—	6,787	6,787
Commercial loans (5)
Commercial and industrial	1,767	—	3,843	688	5,610	2,132
Franchise non-real estate secured	—	—	13,082	—	13,082	13,082
SBA not secured by real estate	692	—	—	—	692	692
Total commercial loans	2,459	—	16,925	688	19,384	15,906
Retail Loans
Single family residential (6)	14	—	—	—	14	14
Total retail loans	14	—	—	—	14	14
Totals nonaccrual loans	$21,984	$—	$16,925	$688	$38,909	$35,431
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(4) SBA loans that are collateralized by real property other than hotel/motel real property.
(5) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(6) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS
(Dollars in thousands)
(Unaudited)

		Days Past Due
	Current	30-59	60-89	90+	Total
March 31, 2021
Investor loans secured by real estate
CRE non-owner-occupied	$2,719,494	$9,743	$—	$548	$2,729,785
Multifamily	5,309,592	—	—	—	5,309,592
Construction and land	316,458	—	—	—	316,458
SBA secured by real estate (1)	55,941	—	—	440	56,381
Total investor loans secured by real estate	8,401,485	9,743	—	988	8,412,216
Business loans secured by real estate (2)
CRE owner-occupied	2,024,680	—	—	5,304	2,029,984
Franchise real estate secured	340,805	—	—	—	340,805
SBA secured by real estate (3)	73,307	—	—	660	73,967
Total business loans secured by real estate	2,438,792	—	—	5,964	2,444,756
Commercial loans (4)
Commercial and industrial	1,651,203	3,068	61	1,766	1,656,098
Franchise non-real estate secured	399,041	—	—	—	399,041
SBA not secured by real estate	13,911	305	—	692	14,908
Total commercial loans	2,064,155	3,373	61	2,458	2,070,047
Retail loans
Single family residential (5)	184,049	—	—	—	184,049
Consumer loans	6,324	—	—	—	6,324
Total retail loans	190,373	—	—	—	190,373
Total loans	$13,094,805	$13,116	$61	$9,410	$13,117,392
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CREDIT RISK GRADES
(Dollars in thousands)
(Unaudited)

	Pass	Special Mention	Substandard	Total Gross Loans
March 31, 2021
Investor loans secured by real estate
CRE non-owner-occupied	$2,641,315	$54,755	$33,715	$2,729,785
Multifamily	5,294,583	13,678	1,331	5,309,592
Construction and land	316,458	—	—	316,458
SBA secured by real estate (1)	44,268	4,818	7,295	56,381
Total investor loans secured by real estate	8,296,624	73,251	42,341	8,412,216
Business loans secured by real estate (2)
CRE owner-occupied	1,999,252	13,346	17,386	2,029,984
Franchise real estate secured	335,657	5,148	—	340,805
SBA secured by real estate (3)	64,688	2,361	6,918	73,967
Total business loans secured by real estate	2,399,597	20,855	24,304	2,444,756
Commercial loans (4)
Commercial and industrial	1,594,357	20,888	40,853	1,656,098
Franchise non-real estate secured	362,447	11,833	24,761	399,041
SBA not secured by real estate	11,370	1,456	2,082	14,908
Total commercial loans	1,968,174	34,177	67,696	2,070,047
Retail loans
Single family residential (5)	183,769	—	280	184,049
Consumer loans	6,278	—	46	6,324
Total retail loans	190,047	—	326	190,373
Total loans	$12,854,442	$128,283	$134,667	$13,117,392
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(Dollars in thousands, except per share data)
(Unaudited)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding amortization of intangible assets expense from net income and excluding the average intangible assets and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net income	$68,668	$67,136	$25,740
Plus: amortization of intangible assets expense	4,143	4,505	3,965
Less: amortization of intangible assets expense tax adjustment (1)	1,185	1,288	1,137
Net income for average tangible common equity	71,626	70,353	28,568
Plus: merger-related expense	5	5,071	1,724
Less: merger-related expense tax adjustment (1)	1	1,450	494
Net income for average tangible common equity excluding merger-related expense	$71,630	$73,974	$29,798

Average stockholders' equity	$2,749,641	$2,710,509	$2,037,126
Less: average intangible assets	83,946	88,216	81,744
Less: average goodwill	898,587	898,436	808,322
Average tangible common equity	$1,767,108	$1,723,857	$1,147,060

Return on average equity (annualized)	9.99%	9.91%	5.05%
Return on average tangible common equity (annualized)	16.21%	16.32%	9.96%
Return on average tangible common equity excluding merger-related expense (annualized)	16.21%	17.16%	10.39%
______________________________
(1) Adjusted by statutory tax rate

For periods presented below, return on average assets excluding merger-related expense is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding merger-related expense and the related tax impact from net income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.
	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net income	$68,668	$67,136	$25,740
Plus: merger-related expense	5	5,071	1,724
Less: merger-related expense tax adjustment (1)	1	1,450	494
Net income for average assets excluding merger-related expense	$68,672	$70,757	$26,970

Average assets	$19,994,260	$20,059,893	$11,591,336

Return on average assets (annualized)	1.37%	1.34%	0.89%
Return on average assets excluding merger-related expense (annualized)	1.37%	1.41%	0.93%
______________________________
(1) Adjusted by statutory tax rate

Pre-provision net revenue is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the pre-provision net revenue by excluding income tax, provision for credit losses, and merger-related expenses from net income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest income	$172,994	$180,824	$123,789
Interest expense	11,342	12,626	14,614
Net interest income	161,652	168,198	109,175
Noninterest income	23,740	23,194	14,475
Revenue	185,392	191,392	123,650
Noninterest expense	92,489	99,939	66,631
Add: merger-related expense	5	5,071	1,724
Pre-provision net revenue	92,908	96,524	58,743
Pre-provision net revenue (annualized)	$371,632	$386,096	$234,972

Average assets	$19,994,260	$20,059,893	$11,591,336

Pre-provision net revenue on average assets	0.46%	0.48%	0.51%
Pre-provision net revenue on average assets (annualized)	1.86%	1.92%	2.03%

Noninterest expense (excluding merger-related expense) as a percent of average assets is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the noninterest expense (excluding merger-related expense) as a percent of average assets by excluding merger-related expenses from the noninterest expense and dividing by average assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Noninterest expense	$92,489	$99,939	$66,631
Less: merger-related expense	5	5,071	1,724
Noninterest expense excluding merger-related expense	$92,484	$94,868	$64,907

Average assets	$19,994,260	$20,059,893	$11,591,336

Noninterest expense as a percent of average assets (annualized)	1.85%	1.99%	2.30%
Noninterest expense excluding merger-related expense as a percent of average assets (annualized)	1.85%	1.89%	2.24%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Total stockholders' equity	$2,703,098	$2,746,649	$2,688,085	$2,654,647	$2,002,917
Less: intangible assets	981,568	984,076	988,446	995,716	887,671
Tangible common equity	$1,721,530	$1,762,573	$1,699,639	$1,658,931	$1,115,246

Common shares issued and outstanding	94,644,415	94,483,136	94,375,521	94,350,902	59,975,281

Book value per share	$28.56	$29.07	$28.48	$28.14	$33.40
Less: intangible book value per share	10.37	10.42	10.47	10.55	14.80
Tangible book value per share	$18.19	$18.65	$18.01	$17.58	$18.60

Total assets	$20,173,298	$19,736,544	$19,844,240	$20,517,074	$11,976,209
Less: intangible assets	981,568	984,076	988,446	995,716	887,671
Tangible assets	$19,191,730	$18,752,468	$18,855,794	$19,521,358	$11,088,538

Tangible common equity ratio	8.97%	9.40%	9.01%	8.50%	10.06%

Core net interest income and core net interest margin are non-GAAP financial measures derived from GAAP based amounts. We calculate core net interest income by excluding scheduled accretion income, accelerated accretion income, premium amortization on CDs, and nonrecurring nonaccrual interest paid from net interest income. The core net interest margin is calculated as the ratio of core net interest income to average interest-earning assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net interest income	$161,652	$168,198	$109,175
Less: scheduled accretion income	3,878	4,911	1,793
Less: accelerated accretion income	5,988	6,120	2,312
Less: premium amortization on CD	1,751	2,358	63
Less: nonrecurring nonaccrual interest paid	(603)	322	—
Core net interest income	$150,638	$154,487	$105,007

Average interest-earning assets	$18,490,426	$18,519,437	$10,363,570

Net interest margin	3.55%	3.61%	4.24%
Core net interest margin	3.30%	3.32%	4.08%

Efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization, and merger-related expense to the sum of net interest income before provision for loan losses and total noninterest income, less gain/(loss) on sale of securities, other income - security recoveries, gain/(loss) on sale of other real estate owned, and gain/(loss) from debt extinguishment. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Total noninterest expense	$92,489	$99,939	$66,631
Less: amortization of intangible assets	4,143	4,505	3,965
Less: merger-related expense	5	5,071	1,724
Less: other real estate owned operations, net	—	(5)	14
Noninterest expense, adjusted	$88,341	$90,368	$60,928

Net interest income before provision for loan losses	$161,652	$168,198	$109,175
Add: total noninterest income	23,740	23,194	14,475
Less: net gain from investment securities	4,046	5,002	7,760
Less: other income - security recoveries	2	1	—
Less: net gain (loss) from other real estate owned	—	(70)	—
Less: net gain (loss) from debt extinguishment	(503)	—	—
Revenue, adjusted	$181,847	$186,459	$115,890

Efficiency ratio	48.6%	48.5%	52.6%